EXHIBIT 99.1

ENGlobal Announces Full Year 2023 Financial and Operating Results

HOUSTON, TX / ACCESSWIRE / March 28, 2024 / ENGlobal Corporation (NASDAQ:ENG),a provider of innovative engineering project solutions focused on the energy industry, announced that it will file its 2023 annual report on Form 10-K with the U.S. Securities and Exchange Commission for the year ended December 30, 2023 no later than Friday. The report details ENGlobal’s financial and operational results.

“For ENGlobal, 2023 was both a challenging year as well as a year of transition and repositioning for the Company,” said William A. Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal Corporation. “While we continue to address a number of challenges from legacy projects, we have worked tirelessly to realistically reposition our business to take advantage of future engineering and automation opportunities as well as continue to service our key public sector clients. We continue to work with external stakeholders to resolve obligations related to those projects and position ENGlobal for financial and operational improvements in the coming year.”

Revenues for the year ended December 30, 2023 were $39.0 million, a decrease of $1.2 million from $40.2 million for the year ended December 31, 2022. Net loss for 2023 was $15.2 million compared to net loss of $18.5 million in 2022. ENGlobal lost $3.03 per fully diluted share in 2023 compared to a loss of $4.16 per fully diluted share in 2022.

The 2023 net loss included an impairment loss of $1.8 million. Excluding the impairment loss in the last half of the year, 80% of the net loss for 2023 occurred in the first six months of the year.

“While these results did not meet expectations, our efforts in the second-half of the year reduced the magnitude of the losses and positioned ENGlobal to take advantage of potential opportunities in the coming year,” added Coskey. “We continue to consider a number of strategic opportunities to improve ENGlobal’s capital and operating positions. Our staff of professionals continues to provide exceptional engineering, automation and integration services to leading energy, industrial and public sector clients from coast to coast, a solid base of commerce from which to rebuild a profitable business. The long-term durability of the ENGlobal platform has resulted in a number of discussions with potential strategic partners to extend the reach and increase the scale of our business.”

ENGlobal’s comprehensive financial statements can be found in the Company’s annual report which will be filed no later than Friday on Form 10-K with the U.S. Securities and Exchange Commission.

ENGlobal’s total backlog as of December 30, 2023 was approximately $13.3 million. The Company booked approximately $30.7 million in new business in 2023. In the first two months of 2024, the Company booked approximately $4.6 million in new business resulting in a book-to-bill ratio of 1.15.

In 2023, ENGlobal achieved a number of financial and operational milestones, including:

•	Improved utilization between 15-20 percentage points of our billable resources compared to last year. This has occurred through increased business opportunities as well as optimization of our labor force.
•	Streamlined the Company’s engineering services group to create a more cohesive team focused on added-value project engineering with offices in Houston and Tulsa. This initiative should lead to improved-margin engineering and design projects and the ability to provide full EPC services through third-party fabrication and construction partnerships.
•	Improved the Company’s receivables collection process, including collecting outstanding tax credits and government project payments, which has improved liquidity. The Company continues to aggressively pursue unpaid project receivables from legacy projects which, if successful, will further improve liquidity.
•	Added significant capabilities in the fabrication of modular structures in the Company’s automation business focused on higher-margin electrical power distribution centers, process analytical systems and remote-instrument equipment.

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•	Reduced overall payroll costs by more than 50% while maintaining best-in-class engineering, design and automation professionals. Streamlined accounting, payroll, cost control and other administrative functions with the goal of significantly reducing administrative overhead expense.
•	Recently awarded significant new client business including an engineering design project related to a new dehydration unit for a national midstream company; automation building and integration projects for a major international diversified chemical company; and a number of new awards from long-term alliance clients.

“We still have significant work to do to reach our goals and the full potential of ENGlobal,” concluded Coskey. “However, we continue to make progress each and every day and continue to work toward our goal of being a leading, profitable engineering and automation firm. I want to thank the entire ENGlobal family for their continued efforts, loyalty and unwavering dedication, I am grateful for the talent and contributions of each member of our team. I look forward to continuing to work with this exceptional group toward a profitable future.”

About ENGlobal

ENGlobal Corporation (NASDAQ:ENG) is a provider of innovative, delivered project solutions primarily to the energy industry. ENGlobal operates through two reportable segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email ir@englobal.com.

Cautionary Note Regarding Forward Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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